Exhibit (d)(2)

Schedule A

(As of January 28, 2026)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Amplify Energy & Natural Resources Covered Call ETF (formerly Amplify Natural Resources Dividend Income ETF)	0.59%	August 7, 2022	August 23, 2022	August 24, 2022	May 12, 2026